(Formerly ecoPHASER energy Corp)

INDEX TO FINANCINAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2

Balance Sheets as of June 30, 2010 (unaudited) and December 31, 2009 and 2008	F-3

Statements of Operations and Comprehensive Loss for the period from November 28, 2007 (Inception) to June 30, 2010 (unaudited), the six months ended June 30, 2010 and 2009 (unaudited), the period from November 28, 2007 (Inception) to December 31, 2009, and the years ended December 31, 2009 and 2008
F-4

Statements of Stockholders’ Deficit from November 28, 2007 (Inception) December 31, 2007, the years ended December 31, 2009 and 2008, and the six months ended June 30, 2010 (unaudited)	F-5

Statements of Cash Flows for the period from November 28, 2007 (Inception) to June 30, 2010 (unaudited), the six months ended June 30, 2010 and 2009 (unaudited), the period from November 28, 2007 (Inception) to December 31, 2009, and the years ended December 31, 2009 and 2008
F-6

Notes to the Financial Statements	F-7 to F-15

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
ecoTECH Energy Group (Canada) Inc.

We have audited the accompanying balance sheets of ecoTECH Energy Group (Canada) Inc., formerly ecoPHASER energy Corp., a development-stage company (the “Company”) as of December 31, 2009 and 2008, the related statements of operations and comprehensive loss, stockholders’ deficit, and cash flows for the years then ended and the period from November 28, 2007 (“Inception”) through December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company was not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ecoTECH Energy Group (Canada) Inc., as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended, and the period from Inception through December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 of the financial statements, the Company has negative working capital and has suffered losses since Inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with respect to these matters are also discussed in Note 3. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ dbbmckennon

Newport Beach, California
November 12, 2010

ecoTECH ENERGY GROUP (CANADA) INC.
(FORMERLY ecoPHASER energy Corp.)
(A DEVELOPMENT-STAGE COMPANY)
BALANCE SHEETS

	June 30, 2010	December 31, 2009	December 31, 2008
	(unaudited)
Assets
Current assets:
Cash	$-	$195	$10,643
Prepaids	9,365	-	-
Due from related parties	4,819	25,983	2,329
Total current assets	14,184	26,178	12,972

Property, plant and equipment, net (Note 4)	190,493	218,538	268,012
Deposits	41,809	26,145	16,188
Total assets	$246,486	$270,861	$297,172

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$417,585	$375,640	$282,953
Accounts payable – related party	145,972	99,860	53,178
Accrued liabilities (Notes 5 and 10)	847,268	846,665	227,365
Notes payable to related parties (Note 6)	129,866	129,730	818
Convertible debtentures – current (Note 7)	19,084	23,830	20,458
Total current liabilities	1,559,775	1,475,725	584,772

Convertible debentures - long term	-	-	4,092
Total liabilities	1,559,775	1,475,725	588,864

Commitments and contingencies (Note 8)

Stockholders’ deficit:
Class A common stock-no par value (Note 9), unlimited shares authorized; 103,252,236, 54,131,476 and 26,125,289 shares issued and outstanding at June 30, 2010, December 31, 2009 and 2008, respectively.	26,141,985	10,881,763	3,730,247
Class B common stock-no par value (Note 9), none issued and outstanding	-	-	-
Cumulative foreign currency translation adjustment (Note 9)	(33,612)	(39,447)	106,988
Deficit accumulated during the development stage	(27,421,662)	(12,047,180)	(4,128,927)
Total stockholders’ deficit	(1,313,289)	(1,204,864)	(291,692)
Total liabilities and stockholders' deficit	$246,486	$270,861	$297,172

The accompanying notes are an integral part of these statements

ecoTECH ENERGY GROUP (CANADA) INC.
(FORMERLY ecoPHASER energy Corp.)
 (A DEVELOPMENT-STAGE COMPANY)
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	From November 28, 2007 (Inception) to June 30,	For the Six Months ended June 30,	For the Six Months ended June 30,	From November 28, 2007 (Inception) to December 31,	For the year Ended December 31,	For the year Ended December 31,
	2010	2010	2009	2009	2009	2008
	(unaudited)	(unaudited)	(unaudited)

Revenues	$-	$-	$-	$-	$-	$-

Operating expenses:
General and administrative, including stock compensation of $21,977,568; $14,929,920; and $7,047,648 for the period from Inception through June 30, 2010, and for the six month periods ending June 30, 2010 and 2009, respectively; and $7,047,648; $7,047,648; and $0 for the period from Inception through December 31, 2009, and for the years ending December 31, 2009 and 2008, respectively.	24,191,417	15,372,879	7,397,358	8,818,538	7,770,411	964,889
Research and development	359,023	-	-	359,023	-	359,023
Total operating expenses	24,550,440	15,372,879	7,397,358	9,177,561	7,770,411	1,323,912

Operating loss	(24,550,440)	(15,372,879)	(7,397,358)	(9,177,561)	(7,770,411)	(1,323,912)

Other (income) and expense:
Loss on disposal of fixed assets	5,704	-	-	5,704	5,704	-
Interest expense (Notes 7 and 9)	2,203,694	19,014	26,021	2,184,680	125,539	2,034,449
Extinguishment of convertible debt (Note 7)	700,535	-	2,709	700,535	37,198	663,337
Other income	(701)	-	(131)	(701)	-	(660)
Net loss before income tax benefit	(27,459,672)	(15,391,893)	(7,425,957)	(12,067,779)	(7,938,852)	(4,021,038)

Income tax benefit (Note 11)	(38,010)	(17,411)	(19,461)	(20,599)	(20,599)	-

Net loss	$(27,421,662)	$(15,374,482)	$(7,406,496)	$(12,047,180)	$(7,918,253)	$(4,021,038)

Change in cumulative foreign currency translation adjustment	33,612	(5,835)	32,942	39,447	146,435	(104,984)

Comprehensive losse	$(27,455,274)	$(15,368,647)	$(7,439,438)	$(12,086,627)	$(8,064,688)	$(3,916,054)

The accompanying notes are an integral part of these statements

ecoTECH ENERGY GROUP (CANADA) INC.
(FORMERLY ecoPHASER energy Corp.)
(A DEVELOPMENT-STAGE COMPANY)
STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Shares	Common Stock	Cumulative Foreign Currency Translation Adjustment	Deficit Accumulated During the Development Stage	Total
November 28, 2007 (Inception) – Issuance of shares to Founders	13,000,000	$94	$-	$-	$94
Beneficial conversion feature of debentures	-	88,791	-	-	88,791
Foreign currency translation	-	-	2,004		2,004
Net loss from Inception to December 31, 2007	-	-	-	(107,889)	(107,889)
Balances, December 31, 2007	13,000,000	88,885	2,004	(107,889)	(17,000)

August 2008 - Sale of stock (Flow-Thru shares) for cash at $0.49 per share, net of $19,148 premium	130,000	44,364	-	-	44,364
2008 Debenture conversions - at $0.21 per share	4,967,000	1,060,877	-	-	1,060,877
December 2008 - Stock issued for extinguishment - at $0.30 per share	2,553,860	768,466	-	-	768,466
November 2008 - WPC shares related to capital raise - at $0.26 per share	5,474,429	1,417,220	-	-	1,417,220
Equity portion of WPC shares	-	(80,130)	-	-	(80,130)
Beneficial conversion feature of debentures	-	430,565	-	-	430,565
Foreign currency translation	-	-	104,984	-	104,984
Net loss for year ended December 31, 2008	-	-	-	(4,021,038)	(4,021,038)
Balances, December 31, 2008	26,125,289	3,730,247	106,988	(4,128,927)	(291,692)

Jan 2009 - Shares issued to management as stock compensation – at $0.26 per share	27,000,000	7,047,648	-	-	7,047,648
2009 Debenture conversions – at $0.17 per share	23,437	3,989	-	-	3,989
June 2009 - Stock issued for extinguishment – at $0.26 per share	11,774	3,119	-	-	3,119
Beneficial conversion feature of debentures	-	24,950	-	-	24,950
December 2009 - Sale of stock for cash at $0.30 per share	448,440	133,705	-	-	133,705
2009 Sale of stock (flow-through shares) for cash at $0.46 per share, net of $17,158 premium	100,000	28,969	-	-	28,969
Commissions paid on equity raise	-	(179,581)	-	-	(179,581)
2009 Debenture conversions	281,250	51,525	-	-	51,525
December 2009 - Stock issued for extinguishment – at $0.26 per share	141,286	37,192	-	-	37,192
Foreign currency translation	-	-	(146,435)	-	(146,435)
Net loss for year ended December 31, 2009	-	-	-	(7,918,253)	7,918,253
Balances, December 31, 2009	54,131,476	10,881,763	(39,447)	(12,047,180)	(1,204,864)

January 2010 - Shares issued to management as stock compensation – at $0.31 per share	48,000,000	14,929,920	-	-	14,929,920
March through June 2010 - Sale of stock for cash at $0.31 per share	560,625	171,792	-	-	171,792
February 2010 - WPC shares related to capital raise (net of equity portion) – at $0.28 per share	560,135	158,510	-	-	158,510
Foreign currency translation	-	-	5,835	-	5,835
Net loss for six months ended June 30, 2010	-	-	-	(15,374,482)	(15,374,482)
Balances, June 30, 2010 (unaudited)	103,252,236	$26,141,985	$(33,612)	$(27,421,662)	$(1,313,289)

The accompanying notes are an integral part of these statements.

ecoTECH ENERGY GROUP (CANADA) INC.
(FORMERLY ecoPHASER energy Corp.)
(A DEVELOPMENT-STAGE COMPANY)
STATEMENTS OF CASHFLOWS

	From November		For the Six
	28, 2007	For the Six	Months	From November	For the year	For the year
	(Inception) to	Months ended	ended June	28, 2007 (Inception)	ended	ended
	June 30,	June 30,	30,	to December 31,	December 31,	December 31,
	2010	2010	2009	2009	2009	2008
	(unaudited)	(unaudited)	(unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(27,455,274)	$(15,368,647)	$(7,439,438)	$(12,086,627)	$(8,064,688)	$(3,916,054)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	117,894	28,326	15,804	89,568	47,023	42,545
Stock-based compensation	21,977,568	14,929,920	7,047,648	7,047,648	7,047,648	-
Accretion of beneficial conversion features	541,131	-	14,831	541,131	26,409	508,246
Loss on extinguishment of convertible debt	700,535	-	2,703	700,535	37,198	663,337
Financing costs	1,389,908	-	-	1,389,908	52,818	1,337,090
Changes in operating assets and liabilities:
Prepaids	(11,864)	(9,493)	-	(2,368)	-	39,652
Deposits	(41,259)	(15,852)	606	(25,407)	(6,730)	(18,677)
Accounts payable	786,657	75,604	43,944	711,053	297,847	364,772
Accrued liabilities	574,537	173,088	139,563	401,449	91,708	309,741
Net cash used in operating activities	(1,420,167)	(187,054)	(174,339)	(1,233,110)	(470,767)	(669,348)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(312,852)	-	(1,920)	(312,852)	(2,295)	(303,759)
Net cash used in investing activities	(312,852)	-	(1,920)	(312,852)	(2,295)	(303,759)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable to related parties	140,730	-	86,732	140,730	139,912	818
Proceeds from sale of common stock	280,945	160,792	-	120,153	120,060	-
Proceeds from sale of flow-through shares	109,639	-	-	109,639	46,127	63,512
Proceeds from sale of convertible debentures	1,137,581	-	51,525	1,137,581	51,525	908,472
Loans from related parties	17,198	34,636	3,806	(17,438)	(25,450)	6,982
Payments on notes payable - related parties	(9,683)	-	(1,000)	(9,683)	(9,683)	-
Payments on convertible debentures	(4,836)	(4,836)
Net cash provided by financing activities	1,671,574	190,592	141,063	1,480,982	322,491	979,784

Foreign currency effect on cash	61,445	(3,733)	31,903	65,175	140,123	(74,910)

Net increase (decrease) in cash and cash equivalents	-	(195)	(3,293)	195	(10,448)	(68,233)
Cash and cash equivalents, beginning balance	-	195	10,643	-	10,643	78,876
Cash and cash equivalents, ending balance	$-	$-	$7,350	$195	$195	$10,643

Supplemental disclosure of cash flow information:
Cash paid for interest	$-	$-	$-	$-	$-	$-
Cash paid for income taxes	$-	$-	$-	$-	$-	$-
Supplemental disclosure of non-cash investing and financing activities:
Fair value of beneficial conversion feature of convertible debentures	$544,307	$-	$24,950	$544,307	$24,950	$430,565
Conversion of debentures into common stock	$1,116,391	$-	$3,989	$1,116,391	$55,514	$1,060,877
Premium on flow-through shares	$36,306	$-	$-	$36,306	$17,158	$19,148

The accompanying notes are an integral part of these statements

ecoTECH ENERGY GROUP (CANADA) INC.
 FORMERLY ecoPHASER energy Corp.)
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND BUSINESS

ecoTECH Energy Group (Canada) Inc. (“ecoTECH,” “EEGI” or the “Company”), formerly known as “ecoPHASER energy Corp”, is a development-stage renewable energy company which plans to manufacture biomass-fuelled Power Stations that produce renewable and sustainable “green” energy products.

History

EEGI began as a family of private companies in British Columbia, Canada, which have been developing since 1991. Through private transactions, common (voting) shares have been sold to raise operating capital. However, the Company’s four primary founders, who are also the Company’s directors and officers, represent majority ownership.

On November 9, 2010, the Company signed a definitive agreement with Sea 2 Sky Corporation (“Sea 2 Sky” or “SSKY”), a public company, for which the Sea 2 Sky will purchase all issued and outstanding shares of the Company’s common stock in exchange for approximately 110 million shares of SSKY common stock.

EEGI is currently based out of Langley, B.C., where they have constructed and maintain a development and testing lab.

Business

ecoTECH is a development-stage renewable energy company which plans to manufacture biomass-fuelled power stations that produce renewable and sustainable “green” energy products.  ecoTECH plans to manufacture biomass-fuelled combined heat and power (CHP) stations that produce renewable and sustainable “green” energy products.  Over the past 30 years, ecoTECH’s executives have developed and refined a “proprietary thermal gasification” technology to create clean-burning waste-to-energy cogeneration Power Stations. This combined heat and power (CHP) technology produces: (i) electricity, which can be channeled to utilities and end-users via the Grid; and (ii) heat which can be used to fuel a torrefied biomass briquette manufacturing facility, allowing for a “green-fuel” offering and related revenue stream.  ecoTECH will specialize in the development and operation of CHP Power Stations and intends to build five CHP Power Stations in North American in the next five to seven years.

NOTE 2 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the Company’s financial statements.  The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity.  These accounting policies conform to generally accepted accounting principles in the United States of America and have been consistently applied in the preparation of the financial statements. The financial statements are stated in United States of America dollars.

Development Stage

EEGI is a development-stage company as defined in Accounting Standards Codification (“ASC”) 915 Development-Stage Entities, as it is devoting substantially all of its efforts to developing markets for its product and there have been no revenues from planned principal operations from Inception through June 30, 2010. Consequently accumulated amounts are presented.

Unaudited Interim Financial Information

The accompanying unaudited interim financial statements have been prepared by the Company pursuant to the rules and regulations of the United States Security Exchange Commission.  The accompanying balance sheet as of June 30, 2010, the statements of operations and comprehensive loss, and cash flows for the six-months then ended and for the period from November 28, 2010 (“Inception”) to June 30, 2010, and the statement of stockholders’ deficit for the six-months ended June 30, 2010 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position, results of operations and cash flows for such periods. The financial data and other information disclosed in these notes to the financial statements related to the six-month periods are unaudited. The results of the six months ended June 30, 2010 are not necessarily indicative of the results to be expected for the year ending December 31, 2010, or for any other interim period or for any other future year.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. These estimates are based on management's best knowledge of current events and actions the Company may undertake in the future. Actual results may ultimately differ from those estimates. The significant estimates made by management relate to the estimation of the value of the Company’s common stock.  Changes in estimates are reported in earnings in the period in which they become known.

Cash and Cash Equivalents

For purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Depreciation and amortization of property and equipment are calculated using the straight-line method over the assets’ estimated useful lives provided in the following table:

Asset Classification	Useful Life
Computer hardware	five years
Computer software	five years
Leasehold improvements	shorter of five years or lease life
Furniture and fixtures	seven years
Equipment	five to ten years

Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized.  At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.  (See Note 4.)

Debt and Stock Issuance Costs

Debt issuance costs represent costs incurred related to the Company’s convertible debentures. These costs were amortized over the term of the note using the effective interest method and expensed upon conversion of debentures.  Debt issuance costs represent the finder fees related to the debentures and consisted of both cash and stock compensation.

Additionally, the Company incurred commissions related the raising of capital through the sale of subscription agreements for common stock during a private offering.  At the time of the completion of the offering, these commissions are charged against the capital raised.

Convertible Debentures

Convertible debt is accounted for under the guidelines established by ASC 740 “Beneficial Conversion Features”. The Company records a beneficial conversion feature (“BCF”) related to the issuance of convertible debt that have conversion features at fixed or adjustable rates that are in-the-money when issued and records the fair value of the conversion feature with those instruments. The BCF for the convertible instruments is recognized and measured by allocating a portion of the proceeds to the conversion feature, and as a reduction to the carrying amount of the convertible instrument equal to the intrinsic value of the conversion features, both of which are credited to common stock.

Research and Development

Research and development costs are expensed as incurred. The costs of materials and equipment that will be acquired or constructed for project development activities, and that have alternative future uses, both in project development, marketing or sales, will be capitalized classified as property, plant and equipment and depreciated over their estimated useful lives. To date, research costs include engineering expenses related to the Company's future waste-to-energy facilities, and all have been expensed when incurred.

Share-Based Payments

The Company accounts for stock issued to employees and directors under ASC 718 “Compensation – Stock Compensation”. Under ASC 718, stock-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee's requisite vesting period.  No stock options are currently outstanding.

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505 – Equity. The fair value of the option issued or committed to be issued is used to measure the transaction.  The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete or the award is fully vested. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to common stock (no par).

Flow-Through Shares Financing

The Company has financed a portion of its development-stage activities through the issue of flow-through shares, which transfer the Canadian tax deductibility of exploration expenditure to the investor. Proceeds received from the issuance of such shares are allocated between the offering of shares and the sale of tax benefits. The allocation is made based on the difference between the price of the existing shares and the amount the investor pays for the shares. A liability is recognized for the difference. Resource expenditure deductions for income tax purposes related to exploration and development activities funded by flow-through share arrangements are renounced to investors in accordance with the income tax legislation in Canada. On such renunciation, a deferred tax liability is created and the liability recognized at issuance reversed. The Company recognized the benefit of tax losses to offset the deferred tax liability resulting in an income tax recovery.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740 “Income Taxes”.  ASC 740 requires the Company to provide a net deferred tax asset/liability equal to the expected future tax benefit/expense of temporary reporting differences between book and tax accounting methods and any available operating loss or tax credit carry forwards.

This Interpretation sets forth a recognition threshold and valuation method to recognize and measure an income tax position taken, or expected to be taken, in a tax return. The evaluation is based on a two-step approach. The first step requires an entity to evaluate whether the tax position would “more likely than not,” based upon its technical merits, be sustained upon examination by the appropriate taxing authority. The second step requires the tax position to be measured at the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement. In addition, previously recognized benefits from tax positions that no longer meet the new criteria would no longer be recognized. The application of this Interpretation will be considered a change in accounting principle with the cumulative effect of the change recorded to the opening balance of retained earnings in the period of adoption. (See Note 11).

Foreign Currency Translations

The Company uses the Canadian dollar as its functional currency. Unless otherwise noted, for the purpose of this report, the financial statements of the Company have been translated into United States dollars in accordance with ASC 830, “Foreign Currency Matters”, using year-end exchange rates in effect on the balance sheet dates for assets and liabilities, average exchange rate in effect for the period for revenues, costs, and expenses, and historical rates for the equity. Translation adjustments resulting from translation of balances from functional to reporting currency are accumulated as a separate component of shareholders' deficit and as a component of comprehensive loss in the accompanying statements of operations.

Transaction gains and losses are reported in the statements of operations and comprehensive loss.  To date, no transaction gains or losses have been experienced.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources.  The Company’s other comprehensive loss arose from the effect of foreign currency translation adjustments.

Related-Party Transactions

A related party is generally defined as (i) any person that holds 10% or more of the Company’s securities and their immediate families, (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.  See Note 10 for related party transactions.

Concentrations of Credit Risk

The Company maintains its cash accounts in a commercial bank; the total cash balances held in a commercial bank are secured by the Canadian Deposit Insurance Corporation (“CDIC”) up to $100,000 per depositor, per insured bank.  At times, the Company has cash deposits in excess of federally insured limits.

Fair Value Measurements

On January 1, 2009, the Company adopted ASC 820 “Fair Value Measurements and Disclosures”.  The Company did not record an adjustment to retained earnings as a result of the adoption of the guidance for fair value measurements, and the adoption did not have a material effect on the Company’s results of operations.

Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability. The guidance establishes three levels of inputs that may be used to measure fair value:
Level 1 -	Observable inputs such as quoted prices in active markets;
Level 2 -	Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and
Level 3 -	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

As of June 30, 2010, December 31, 2009 and 2008, the Company did not have any level 1, 2, or 3 assets or liabilities.

New Accounting Pronouncements

In June 2009, the FASB issued ASC 105 “Generally Accepted Accounting Principles”. ASC 105 establishes the FASB Accounting Standards Codification as the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. ASC 105, which changes the referencing of financial standards, is effective for interim or annual financial periods ending after September 15, 2009. The Company adopted ASC 105 during the year ended December 31, 2009 with no impact to its financial statements, except for the changes related to the referencing of financial standards.

In January 2010, the FASB amended authoritative guidance for improving disclosures about fair-value measurements. The updated guidance requires new disclosures about recurring or nonrecurring fair-value measurements including significant transfers into and out of Level 1 and Level 2 fair-value measurements and information on purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair-value measurements. The guidance also clarified existing fair-value measurement disclosure guidance about the level of disaggregation, inputs, and valuation techniques. The guidance became effective for interim and annual reporting periods beginning on or after December 15, 2009, with an exception for the disclosures of purchases, sales, issuances and settlements on the roll-forward of activity in Level 3 fair-value measurements. Those disclosures will be effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. The Company does not expect that the adoption of this guidance will have a material impact on the financial statements.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplates continuation of the Company as a going concern.  The Company has a deficit accumulated during the development stage at June 30, 2010 of $27,421,662 and limited available capital.    Net cash used in operating activities from Inception to June 30, 2010 was $1,420,167. The Company requires additional capital to continue its development activities and provide working capital for general corporate purposes.  These matters raise substantial doubt about the Company’s ability to continue as a going concern.  In view of these matters,  realization  of  certain  of the  assets in the accompanying balance  sheets are dependent  upon the  Company's  ability  to meet its financing  requirements,  raise additional capital,  and the success of its  future operations.  There is no assurance that future capital raising plans will be successful in obtaining sufficient funds to assure the eventual profitability of the Company.  Management believes that actions planned and presently being taken to revise the Company's operating and financial requirements provide the opportunity for the Company to continue as a going concern. The financial statements do not include any adjustments that might result from these uncertainties.

NOTE 4 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	June 30, 2010	December 31, 2009	December 31, 2008
	(unaudited)
Computer hardware	$107,724	$107,724	$103,108
Computer software	15,254	15,254	19,576
Furniture and fixtures	20,043	20,043	18,944
Equipment	33,463	33,463	31,316
Leasehold improvements	139,600	139,600	131,944

Less accumulated depreciation	(125,591)	(97,546)	(36,875)

Total fixed assets	$190,493	$218,538	$268,012

Depreciation expense for the period from Inception to June 30, 2010, the six month periods ended June 30, 2010 and 2009, the period from Inception to December 31, 2009, the years ended December 31, 2009 and 2008, were $117,894, $28,326, $15,804, $89,568, $47,023, and $42,545, respectively.

NOTE 5 – ACCRUED LIABILITIES

Accrued liabilities by major classification are as follows:

	June 30, 2010	December 31, 2009	December 31, 2008
	(unaudited)
Accrued interest	$16,352	$11,569	$-
Credit card payable	-	-	7,744
Accrued wages	764,830	581,067	200,473
Accrued fees for capital raise	66,086	236,871	-
Flow-through share premium liability	-	17,158	19,148

Total accrued liabilities	$847,268	$846,665	$227,365

Accrued liabilities balances reflected above include interest accrued on convertible debenture balances outstanding, accrued fees for capital raise - representing the value of shares due an external company as compensation for raising capital, and the flow-through share premium liability which represents a premium payment paid by investors for shares of common stock purchased under a tax-advantage program.  The Company must record this premium until they comply with the provisions of the Canada Revenue Agency (“CRA”) program by submitting an annual form containing eligible expenses submitted for tax exemption, thus renouncing the tax benefit.

NOTE 6 - NOTES PAYABLE TO RELATED PARTIES

On February 5, 2009, the Company borrowed $81,140 from a shareholder for operating capital, and agreed to repay the principal plus 10% annual interest in 90 days.  On September 8, 2009 the note was amended to pay interest at 20% interest per annum and matured in 90 days.  Upon default, the note continues to earn 20% per annum. As of June 30, 2010, the principal balance has not changed and the Company has paid $4,771 of the $21,123 interest accrued since note Inception.

On November 17, 2009, the Company borrowed $32,545 from a shareholder for operating capital.  This loan was not interest bearing and the agreement did not have a specific maturity date.  Management did not impute interest as such amount was not deemed significant.  As of June 30, 2010, the Company has not repaid any of the principal balance.

NOTE 7 – CONVERTIBLE DEBTENTURES

The Company has financed a portion of its development-stage activities through the issuance of convertible debentures.  These 10% debentures were convertible into the Company’s common stock at a 33% discount off of its per-share price, which due to fluctuating exchange rates, ranged between $0.25 and $0.33.   All debentures had a three-month maturity and were convertible at the option of the holder upon issuance.  During the years ended December 31, 2009 and 2008, the Company raised $51,525 and $908,472 through these debentures, respectively.  The debentures were immediately discounted 100% due to the beneficial conversion feature.  As a result, during the year ended December 31, 2009 and 2008, $24,950 and $430,565, respectively, was allocated to the beneficial conversion feature.  During the period from Inception to June 30, 2010; the six-month periods ended June 30, 2010 and 2009; the period from Inception to December 31, 2009; and the years ended December 31, 2009 and 2008, the Company amortized $541,131; $0; $14,831; $541,131; $26,409; and $508,246, of the discount to interest expense, respectively.

The Company offered each debenture holder additional shares in lieu of accrued interest, at the rate of 50% of their post conversion number of shares.  All participants agreed, except as noted below.  As a result, an additional 153,060 and 2,553,860 shares of common stock were issued, in addition to shares issued for conversion noted below, to extinguish the accrued interest on debentures during fiscal 2009 and 2008, respectively. Accordingly, the Company recorded an additional $700,535; $0; $2,703; $700,535; $37,198; and $663,337 in loss on extinguishment of debt for the period from Inception to June 30, 2010; for the six months ended June 30, 2010 and 2009; for the period from Inception to December 31, 2009; the years ended December 31, 2009 and 2008, respectively. With the exception of one debenture holder, all debentures were individually converted, approximately 90 days after issuance.

 NOTE 8 - COMMITMENTS AND CONTINGENCIES

Capital Raise Agreement

On April 10, 2008, the Company entered into a fundraising engagement agreement (the “Agreement”) with WPC Financial Group (“WPC”) to raise between $2.1 and $3.5 million in operating capital for the Company through the sale of convertible debentures and stock subscriptions.  As consideration for WPC’s services, the Company would issue shares of its common stock based on the total capital raised, at a rate of approximately 4.76 shares for each dollar raised.  Additionally, the Agreement contained a “Tail Terms” provision, providing that for a term of 18 months subsequent to closing date, WPC would continue to earn shares based on any further shares purchased by WPC investors.

On November 17, 2008, the Agreement was terminated by both parties.  WPC had raised a total of approximately $1,149,568 via convertible debenture and subscription agreement sales, for which they were issued 5,474,429 shares of the Company’s common stock as consideration.  See Note 9 for additional information regarding the transaction. During the 18 month tail terms, WPC earned an additional 776,565 shares.  The associated expenses for raising this capital, which were accrued by the Company, were $66,086 and $236,871 at June 30, 2010 and December 31, 2009, respectively.

Operating Leases

The Company leases office space in Langley, British Columbia, Canada. The office lease became effective on April 1, 2008 and is for a term of five years. Basic rent for the first three years is $4,794.  Basic rent for the last two years increases approximately 7% to $5,113 per month.    In addition to basic rent and applicable taxes, the Company will also be responsible for varying operating expenses (HVAC, assessments, utilities and service charges, licenses and permits) as they arise.

The Company leases an automobile, under a four-year term agreement, for use by one of its directors, with current lease payments of $946 per month.

Future annual minimum lease commitments as of December 31, 2009, under the agreements are as follows:

Year	Office Lease	Auto Lease	Total

2010	$60,397	$11,347	$71,744
2011	61,356	11,347	72,703
2012	61,356	2,837	64,193
2013	15,339	-	15,339

Total	$198,448	$25,531	$223,979

Actual office rent expense, including all applicable taxes and operating costs, for the period from Inception to June 30, 2010, the six months ended June 30, 2010 and 2009, the period from Inception to December 31, 2009, and the years ended December 31, 2009 and 2008, were $206,229; $44,092; $38,707; $162,134; $94,088; and $66,413, respectively.

Litigation

The Company is involved in claims and litigation from time to time in the normal course of business.  Management of the Company believe there are no matters pending that are expected to have a material adverse effect on the business of the Company, their  financial condition, results of operations or cash flows.

NOTE 9 – STOCKHOLDERS’ DEFICIT

The Company's is authorized to issue Class A and Class B shares with the following rights, privileges, restrictions and conditions:

1.
Class A shares, no par value:  holders are entitled (a) to vote at all meetings of shareholders except meetings at which only holders of a specified class of shares are entitled to vote, and (b) to receive the remaining property of the corporation upon dissolution.

2.
Class B shares:  holders carry the right (a) to a dividend as fixed by the board of directors, and (b) upon the liquidation or winding-up of the corporation, to repayment of the amount paid for such share (plus any declared and unpaid dividends) in priority to the Class A shares, but they shall not confer a right to any further participation in profits or assets.

The holders of Class B shares shall not be entitled to vote at all meetings of shareholders except as otherwise specifically provided in the Canada Business Corporations Act.

Sale of Common Stock for Cash

As of June 30, 2010, there were 103,252,236 Class A shares issued and outstanding, held by 88 shareholders, including 88,000,000 shares owned by the directors/control group.  There were no Class B shares issued and outstanding.  Since Inception through June 30, 2010, the Company raised $305,497 through the direct sale of 1,009,065 common shares via subscription agreements to 24 investors. Per-share price of the Company’s common has fluctuated between $0.25 and $0.33, due to fluctuating exchange rates between the Canadian dollar and the US dollar since Inception. The Company also raised $109,639 through the direct sale of 230,000 “Flow-through” shares to six investors at per-share prices ranging from $0.44 to $0.51 per share, depending on the current exchange rate at the time of the transaction.  Flow-through shares offer the shareholder and the Company a tax benefit, for which the Company assigned an approximate $0.18 per share premium.

Stock Issued for Services

In January 2010 and 2009, the Company issued 48 million and 27 million shares common stock, respectively, to four officers/directors as compensation.  Based on transaction date exchange rates, stock compensation expense of $14,929,920 and $7,047,648 was recorded for those issuances, respectively based on per-share prices of $0.31 and $0.26, respectively, paid by unrelated parties.

The Company accounted for employee stock-based compensation in accordance with ASC Topic 505. Because there has been no public market for the Company's common stock, the amount of the compensatory charge was based on prevailing sales price of the stock since Inception. The determination of stock-based compensation is inherently highly uncertain and subjective and involves the application of discounts deemed appropriate to reflect the lack of marketability of the Company's securities – which have not been considered in our basis for calculation.  If the Company had made different assumptions, its stock-based compensation expense and relative net loss could have been significantly different.

Conversion of Convertible Debentures

The Company issued Class A common shares of common stock to settle convertible debentures.  See Note 7.

Convertible debentures totaling $1,112,969 were converted into 7,978,607 shares.  (See Note 7 for additional detail pertaining to convertible debentures.)  The Company issued 6,034,564 shares common stock to a consulting company as compensation for selling convertible debentures and stock subscriptions, with 216,430 still to be issued as of June 30, 2010.  Of those shares 5,352,405 related to shares earned for debentures.  Based on a per-share value ranging from $0.26 to $0.30, the Company recorded $1,389,908 to interest expense related to these shares.  The remaining shares were deemed in connection with sales of common stock and, thus, were included within the proceeds received from the sale of the common stock. See additional detail pertaining to the convertible debentures in Note 8 and on the Statements of Stockholders’ Deficit contained herein.

Foreign Currency Translation

The exchange rates used to translate amounts in CAD$ into U.S. Dollars for the purposes of preparing the financial statements were as follows:  As of June 30, 2010 and 2009, and December 31, 2009 and 2008, the Company used the period-end rates of exchange for assets and liabilities of CAD$1 to US$0.9542, CAD$1 to US$0.8655, CAD$1 to US$0.9532 and CAD$1 to US$0.8183, respectively.

For the six months ended June 30, 2010 and 2009, and the years ended December 31, 2009 and 2008, the Company used the period’s average rate of exchange to convert revenues, costs, and expenses of CAD$1 to US$0.9672, CAD$1 to US$0.8317, CAD$1 to US$0.8803, and CAD$1 to US$0.9441, respectively.

NOTE 10 – RELATED-PARTY TRANSACTIONS

Shareholder Loans

From time to time, the four founding directors loaned money to the Company for general operating capital.  These loans are repaid to the respective directors when additional capital is raised.  Due to the short-term nature of these loans, the officers/directors agreed that they would not be interest bearing, and are due upon demand.

Related-Party Payables

Related party payables represent balances in accounts payable that are owed to directors and shareholders.  These payables are primarily for unreimbursed travel and entertainment expenses incurred on behalf of the Company.  The respective parties have agreed to defer these payables, interest-free, until a time at which the Company has raised sufficient capital.

Accrued Wages

Due to capital restraints, management has deferred certain of their monthly salaries until capital is available.  Although there are no employment agreements, the Chief Executive Officer earns $11,438 per month, the Executive Vice President of Business Development earns $7,626 per month, the Executive Vice President of Engineering earns $7,626 per month, and the Vice President of Administration earns $7,626 per month.

NOTE 11 – INCOME TAXES

Since Inception, our executive offices and operations have been located in British Columbia.  As such, we filed the appropriate Canadian income tax returns for prior years.   The Company has had losses to date, and therefore, has paid no income taxes.  The benefit for income taxes relates to the flow-through shares issued which utilized net operating losses for income tax reporting purposes.  The flow through shares generated a current income tax benefit as reflected in the accompanying statements of operations and comprehensive loss; no provision (benefit) for deferred income taxes was recorded.  In 2009, and for the foreseeable future, the Company’s Canadian federal income tax rate has been 11.0% and provincial rate has been 2.5%, or 13.5% collectively.  In 2008, the rate was approximately 15%, collectively.

Deferred income taxes arise from temporary differences in the recognition of income and expenses for financial reporting and tax purposes.   The Company's deferred tax assets consist primarily of net operating loss carry forwards since Inception.  For federal tax purposes this carry forward expires in twenty years, beginning in 2027. A full valuation allowance has been placed on the Company's deferred tax assets as it cannot be determined if the assets will be likely be used.  All years from inception, including those presented below, remain open tax years as the Company has not undergone a tax audit.

The Company’s deferred tax assets and valuation allowance are as follows:

The significant component of future income tax assets and liabilities are as follows:
	December 31	December 31
	2009	2008

Non-capital loss carry forwards	$173,522	$116,381
Property, plant and equipment	13,599	5,783
Valuation allowance	(187,121)	(122,164)

Net deferred tax asset (liability)	$-	$-

As of December 31, 2009, the Company had NOL carry forwards expire annually as follows:
Year of Expiration

2027	$78,041
2028	784,038
2029	423,269

Total	$1,285,348

During the year ended December 31, 2009 and 2008, the valuation allowance increased $64,957 and $111,650, respectively.
The Company’s reconciliation of the statutory income tax rate and effective income tax rate for financial reporting purposes is as follows for the years ended December 31, 2009 and 2008:
	2009	2008
Income tax benefit at statutory rates of 13.5% and 15%, respectively	$(1,071,745)	$(599,536)
Stock-based compensation	951,432	-
Debt extinguishments and effects of BCF	9,301	187,522
Accruals and other	18,326	67,720
Non-deductible interest expense	7,130	232,644
Change in valuation allowance	64,957	111,650
Benefit for income taxes	$(20,599)	$-

NOTE 12 - SUBSEQUENT EVENTS

During July 2010, the Company raised $120,427 through the sale of 393,438 shares common stock via subscription agreements sold to nine investors, based on a stock price of $0.31 per share.

During August 2010, the Company raised $1,880 through the sale of 6,250 shares common stock via subscription agreements sold to one investor, based on a stock price of $0.30 per share.

During September 2010, the Company raised $121,225 through the sale of 392,188 shares common stock via subscription agreements sold to nine investors, based on a stock price of $0.31 per share.

During October 2010, the Company raised $162,270 through the sale of 517,813 shares common stock via subscription agreements sold to ten investors, based on a stock price of $0.31 per share.

On November 3, 2010, the Company satisfied a $99,137 note payable balance by issuing 312,500 shares common stock at $0.32 per share.

On November 5, 2010, the Company satisfied a $42,000 payable balance by issuing 5,400,000 shares of common stock to Erik Odeen, Chief Financial Officer of Sea 2 Sky. As a result, the Company recorded a loss on extinguishment of debt of $1,686,000.

On November 9, 2010, the Company signed a definitive agreement with Sea 2 Sky Corporation to sell all of its issued and outstanding common stock in exchange for approximately 110 million shares of Sea 2 Sky Corporation, thus constituting controlling ownership of the publicly-traded company.

In connection with the WPC capital raise agreement, the Company will issue 216,430 additional shares for which a liability has been recorded on the accompaning balance sheet.

There were 115,384 shares issued subsequent to June 30, 2010 through the date of close, which management is in the process of reconciling. The value of such shares will be recorded on the date of issuance.